Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*].

PATENT RIGHTS MASTER AGREEMENT AND RESEARCH LICENSE AGREEMENT

This PATENT RIGHTS MASTER AGREEMENT AND RESEARCH LICENSE AGREEMENT (the “Agreement”) is entered into as of January 9, 2004 (the “Effective Date”) by and between PROTEIN DESIGN LABS, INC., a Delaware corporation having its principal office at 34801 Campus Drive, Fremont, California 94555 (“PDL”), and Seattle Genetics, Inc., a Delaware corporation having its principal office at 21823 30th Drive Southeast, Bothell, Washington 98021 (“Seattle Genetics”).

RECITALS

WHEREAS, PDL owns certain patents and patent applications concerning humanized antibodies and antibody humanization technology that are sometimes referred to as the “Queen et al. Patents”;

WHEREAS, Seattle Genetics desires to generate humanized antibodies and to conduct research, development and commercial activities on such humanized antibodies that would be claimed in, or would involve the use of certain antibody humanization technologies claimed in, certain patents and patent applications owned by PDL;

WHEREAS, PDL is interested in granting to Seattle Genetics: (i) a non-exclusive research license, and (ii) rights to obtain non-exclusive commercial licenses for the purpose of conducting activities on certain antigens which are of interest to Seattle Genetics and which are available for a commercial license from PDL; and,

WHEREAS, Seattle Genetics desires to receive such non-exclusive research license and rights to obtain commercial licenses from PDL for antibodies that bind to specific antigens that are of interest to Seattle Genetics, all in accordance with the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS

All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement the following words and phrases shall have the following meanings:

1.1 “Affiliate” means, with respect to a party hereto, any corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party during the term of this Agreement, where “control” means the ownership of not less than fifty percent (50%) of the voting shares of a corporation, or decision-making authority as to an unincorporated entity, provided that such entity shall be an Affiliate only so long as such control exists.

1.2 “Antibody” means any antibody directed against an Antigen and shall include, without limitation, monospecific and bispecific antibodies (but a separate license shall be required for each Antigen targeted by a bispecific antibody); less than full-length antibody forms such as Fv, Fab, Fab’ and F(ab’)2; single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety.

1.3 “Antigen” means a target molecule to which an Antibody specifically binds and includes all epitopes on that target molecule.

1.4 “Licensed Product” means an Antibody with respect to which Seattle Genetics has either significant marketing rights or has expended development effort (including without limitation created and/or humanized the Antibody or conducted preclinical or clinical development), the manufacture, import, use, offer to sell or sale of which would infringe, if not licensed under this Agreement, a Valid Claim.

1.5 “PDL License Agreement” means the form of PDL License Agreement attached as Exhibit B.

1.6 “PDL Patent Rights” means the patent applications or patents (as well as any foreign counterparts thereto) identified on Exhibit A, including any additions, continuations, continuations-in-part or divisions thereof or any substitute applications therefore; any patents issued with respect to such patent applications, any reissues, extensions or patent term extensions of any such patent, and any confirmation patents or registration patents or patents of addition based on any such patents.

1.7 [*]

1.8 “Valid Claim” means a claim of an issued and unexpired patent included in Licensed PDL Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2. RESEARCH LICENSE

Subject to the terms of this Agreement, PDL hereby grants Seattle Genetics during the term of this Agreement a non-exclusive, worldwide, non-transferable, royalty-free license (without the right to sublicense) for internal use under the PDL Patent Rights to conduct research and development activities with respect to Antibodies that bind to any Antigen (except as excluded below) for the development, identification, analysis, research, manufacture, characterization and preclinical development of such Antibody, and to conduct clinical trials up to, but excluding, [*] on such Antibodies (“Research License”); provided, however, that the Research License shall not include any rights under the PDL Patent Rights with respect to any Antibodies binding to the [*].

[*]	Confidential treatment has been requested with respect to the omitted portions.

3. RIGHTS TO LICENSES

3.1 Election. Subject to the terms and conditions of this Agreement, PDL hereby grants to Seattle Genetics through the [*] anniversary of the Effective Date (or until such earlier time as Seattle Genetics has exercised its rights under this Section 3.1 with respect to [*] Antigens), the right upon written notice to receive licenses for Licensed Products under the PDL Patent Rights for up to [*] Antigens designated by Seattle Genetics. Each license shall be a nonexclusive, worldwide license under the PDL Patent Rights to make, have made, use, import, market, promote, offer for sale and sell or otherwise dispose of Licensed Products pursuant to a PDL License Agreement.

3.2 Procedure for Exercise of License Rights. Seattle Genetics shall provide PDL with a written notice identifying the Antigen for which Seattle Genetics desires to enter into a PDL License Agreement pursuant to the provisions of Section 3.1. A separate notice shall be provided with respect to each Antigen for which a license is requested. PDL shall promptly review and respond in writing to the request by Seattle Genetics for a license within ten (10) business days of receipt of the written request. PDL may refuse to grant Seattle Genetics a license only if PDL has previously granted an exclusive or co-exclusive license or an unexpired option for an exclusive or co-exclusive license with respect to an Antibody to the Antigen, can demonstrate that it is then actively engaged in bona fide negotiations for such an exclusive or co-exclusive license or option for an exclusive or co-exclusive license, or then has development, marketing or co-promotion rights, or an option to obtain such rights, to a product or a potential product directed against the Antigen. In the event that PDL validly refuses to grant Seattle Genetics a license under the PDL Patent Rights, Seattle Genetics’ right under Section 3.1 shall not be considered exercised. If PDL affirms Seattle Genetics’ request or has not responded by notice in writing within ten (10) business days of receipt of Seattle Genetics’ request under this Section 3.2, then Seattle Genetics’ election shall be deemed irrevocable and Seattle Genetics and PDL shall enter into a PDL License Agreement with respect to that Antigen, and Seattle Genetics shall pay the License Exercise Fee specified in Section 4.2.

4. PAYMENTS

4.1 License Exercise Fees. Within ten (10) business days after the Effective Date of a PDL License Agreement for a nonexclusive license for Antibodies for each of the [*] Antigens under section 3.1, Seattle Genetics shall pay to PDL an exercise fee (“License Exercise Fee”) of [*] provided that such amount shall be increased annually beginning [*] and on each January 1 thereafter by an amount equal to the [*]. All adjustments hereunder shall be payable within fifteen (15) days of the publication of the [*] for the applicable year.

5. REPRESENTATIONS AND WARRANTIES; DISCLAIMERS

5.1 Valid Agreement. Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement and that the signatory hereto is duly authorized to execute and deliver this Agreement.

5.2 Current PDL Patent Rights. The PDL Patent Rights constitute all of the patents and patent applications owned by PDL as of the Effective Date that relate generally to the humanization of antibodies.

[*]	Confidential treatment has been requested with respect to the omitted portions.

5.3 No Warranty of Validity, Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Patent Rights; or (b) a warranty or representation by PDL that any Antibody made, used, sold or otherwise disposed of under any PDL License Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

5.4 Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN SECTIONS 5.1 AND 5.2, NEITHER PDL NOR SEATTLE GENETICS MAKE TO THE OTHER ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. FURTHER, PDL DOES NOT MAKE ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT PRACTICE UNDER THE PDL PATENT RIGHTS UNDER A PDL LICENSE AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

5.5 Indemnification. Except to the extent attributable to PDL’s gross negligence, willful misconduct or breach of any of its covenants, representations or warranties under this Agreement, Seattle Genetics shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) (each a “Liability”) arising out of or resulting from (a) any claim of patent infringement (direct or contributory) or inducing patent infringement with respect to the activities of Seattle Genetics or its Affiliates or sublicensees and (b) the development, manufacture, holding, use, testing, advertisement, sale or other disposition by Seattle Genetics, its Affiliates or sublicensees, or any distributor, customer or representative thereof or any one in privity therewith, of any Licensed Product.

5.6 Procedure for Indemnification. PDL (the “Indemnitee”) shall promptly provide notice to Seattle Genetics (the “Indemnitor”) of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, which notice shall include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. Any settlement of a Liability for which any Indemnitee seeks to be reimbursed, indemnified, defended or held harmless under Section 5.5 shall be subject to prior consent of such Indemnitee, such consent shall be withheld unreasonably.

6. CONFIDENTIALITY

6.1 Confidentiality.

(a) PDL and Seattle Genetics acknowledge that in the course of negotiations and furtherance of the interests of the parties hereunder that it may receive (“Recipient”) confidential information of the other party (“Provider”). “Confidential Information” means any and all data and information which (i) has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature; or (ii) with respect to any oral presentation or communication, is designated as confidential immediately before, during, or within a reasonable time after the oral presentation or communication and such designation is subsequently confirmed in writing; or (iii) is otherwise characterized by Provider as confidential information.

(b) Each party shall keep confidential and shall not use for any purpose other than the development and commercial exploitation of Licensed Products, during the term of this Agreement and for [*] years after termination hereof, all Confidential Information heretofore and hereafter supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Confidential Information (a) is already known to the recipient at the time of disclosure or is developed by recipient thereafter in the course of work entirely independent of any disclosure by the other party; (b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the recipient; (c) is disclosed in good faith to recipient by a third party under a reasonable claim of right, or (d) is required to be disclosed pursuant to an order of a court of law or governmental agency, provided that the disclosing party shall advise the other party promptly of any such disclosure requirement in order to permit such other party to undertake efforts to restrict or limit the required disclosure.

7. TERM AND TERMINATION

7.1 Term. Unless earlier terminated in accordance with this Article 7, this Agreement shall remain in effect until the expiration of the last PDL License Agreement.

7.2 Termination.

(a) This Agreement may be terminated on sixty (60) days’ prior written notice to PDL by Seattle Genetics.

(b) If either party shall at any time default in the the making of any payment or report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within sixty (60) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any sums due at the time of such cancellation, it being understood, however, that if within sixty (60) days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time; provided that if there is a dispute between the parties regarding the basis of one party’s termination for breach pursuant to this Section 7.2(b), the termination shall not become effective until final resolution of such dispute pursuant to the procedures set forth in Section 8.11. The foregoing notwithstanding, if Seattle Genetics fails to timely pay PDL the fees set forth in Article 4, Seattle Genetics shall only have [*] days to cure such material breach.

[*]	Confidential treatment has been requested with respect to the omitted portions.

(c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party’s property; or (iv) an assignment for the benefit of creditors of the other party.

(d) All right and licenses granted under or pursuant to this Agreement by PDL to Seattle Genetics, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. The parties agree that Seattle Genetics, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its right and elections under the U.S. Bankruptcy Code, subject to performance by Seattle Genetics of its preexisting obligations under this Agreement.

(e) To the extent permitted under applicable law, the rights granted under this Agreement may be terminated as to any country by PDL upon [*] prior written notice in the event that [*].

7.3 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous failure to perform hereunder.

7.4 Rights and Obligations Upon Termination or Expiration. Upon expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. In addition, the obligations set forth in Articles 6 and 7 shall survive the expiration or termination of this Agreement. Upon termination of this Agreement, each party shall return to the other party any confidential information disclosed by the other party under this Agreement.

8. MISCELLANEOUS

8.1 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, except to Affiliates upon prior written notice to the other party, and except that either party may assign this Agreement to a party which acquires all or substantially all of its business, whether by merger, sale of assets or otherwise.

8.2 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous Agreements (except as provided in Section 6.1), whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

8.3 Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court, the decision of which appeal is not taken within the time provided

[*]	Confidential treatment has been requested with respect to the omitted portions.

by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to a court of competent jurisdiction for resolution.

8.4 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be considered received three (3) days after such delivery:

If to PDL:	Protein Design Labs, Inc.
34801 Campus Drive
Fremont, California 94555 USA
Attention: Chief Executive Officer

Copy to:	Protein Design Labs, Inc.
34801 Campus Drive
Fremont, California 94555 USA
Attention: General Counsel

If to Seattle Genetics:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attention: Chief Executive Officer

Copy to:	Seattle Genetics, Inc.
21823 30th Drive SE
Bothell, WA 98021
Attention: General Counsel

8.5 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California that are applicable to contracts between California residents to be performed wholly within California.

8.6 Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.7 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to war, terrorism, earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations within a reasonable time after the relevant cause has ceased its effect.

8.8 Publicity. PDL may issue a press release concerning the parties’ entry into this Agreement, with the content of such release to be approved in advance by Seattle Genetics, which approval shall not be unreasonably withheld. Except as required by applicable law, rule or regulation, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure.

8.9 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one agreement.

8.11 Dispute Resolution. The Parties agree that if any dispute or disagreement arises between PDL on the one hand and Seattle Genetics on the other in respect of this Agreement, they shall follow the following procedure in an attempt to resolve the dispute or disagreement.

(a) The Party claiming that such a dispute exists shall give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute;

(b) Within fourteen (14) business days of receipt of a Notice of Dispute, a nominee or nominees of PDL and a nominee or nominees of Seattle Genetics shall meet in person and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavors to resolve the dispute;

(c) If, within a further period of fourteen (14) business days, the dispute has not been resolved, the President of Seattle Genetics and the President of PDL shall meet at a mutually agreed upon time and location for the purpose of resolving such dispute;

(d) If, within a further period of thirty (30) business days, the dispute has not been resolved or if, for any reason, the required meeting has not been held, then the same shall be submitted by the Parties to arbitration in Santa Clara County, California in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided herein. The Parties shall choose, by mutual agreement, one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure. The judgment rendered by the arbitrator shall include costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy). If the issues in dispute involve scientific, technical or commercial matters, any arbitrator chosen hereunder shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge. Specifically, if the issues in dispute involve scientific or technical matters related to monoclonal antibody technology, any arbitrator chosen hereunder shall have not less than five (5) years of educational training and/or experience sufficient to demonstrate a reasonable level of relevant scientific and/or technical knowledge related to monoclonal antibody technology. If the issues in dispute involve patent matters, then such arbitrator shall also be a licensed patent attorney or otherwise knowledgeable about patent law matters and to the extent possible, with monoclonal antibody technology.

(e) In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts shall be paid promptly when due and the balance, if any, promptly after resolution of the dispute.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

PDL:		Seattle Genetics:

Protein Design Labs, Inc.		Seattle Genetics, Inc.

By:	/s/ Mark McDade	By:	/s/ Clay B. Siegall

Name:	Mark McDade	Name:	Clay B. Siegall

Title:	CEO	Title:	President and CEO